Exhibit 99.1

Rogers Corporation Reports 2009 Third Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--November 2, 2009--Rogers Corporation (NYSE:ROG) announced today third quarter 2009 revenues of $81.0 million and net earnings of $0.40 per diluted share, which includes $0.04 per diluted share of one-time integration expenses associated with the acquisition concluded in the second quarter of this year. Revenues and earnings exceeded the Company’s September 15, 2009 updated guidance of $74 to $77 million in sales and earnings of $0.22 to $0.28 per diluted share, which included an estimate of $1.0 million or $0.06 per share of one-time integration costs associated with the acquisition. Third quarter 2008 revenues were $96.3 million with net earnings of $0.46 per diluted share from continuing operations. A reconciliation of GAAP to non-GAAP operating results for the third quarter and year-to-date 2009 is included at the end of this release.

High Performance Foams

High Performance Foam sales were $33.8 million for the third quarter of 2009, on par with the third quarter 2008 sales of $33.9 million. Sales of high performance urethane foams in the third quarter of 2009 were strong into the portable communications and consumer electronics market segments. Additionally during the quarter, orders increased for silicone foam materials into the aerospace, mass transit and general industrial markets. The integration of the silicone foam product lines acquired from MTI Global in the second quarter of 2009 is currently on schedule and is expected to be completed on plan and within budget.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $28.6 million, down 10.1% from the $31.8 million reported in the third quarter of 2008. During the third quarter of 2009 there was strong demand for high frequency circuit materials into the satellite TV market for low noise block-down converters (LNB’s) in China and moderate demand for this application in the US and Europe. Sales into the wireless infrastructure market were down slightly in the third quarter compared to last year’s third quarter as sales for 3G systems in China were minimal. Additionally, high frequency circuit material sales into the defense and high reliability markets were up modestly in the third quarter. The Company expects sales for high frequency printed circuit materials for the China 3G build-out to increase slightly in the fourth quarter.

Custom Electrical Components

Custom Electrical Component sales for the third quarter were $12.1 million, compared to sales of $23.2 million reported in the third quarter of 2008. This year-over-year decrease in sales is directly related to the previously announced decline in the demand for electroluminescent (EL) lamps for keypad backlighting in the portable communications market. Sales of Power Distribution System products into the mass transit market were stable for the third quarter of 2009. Power Distribution System products continue to make good progress in the sustainable energy markets for wind turbine applications although funding for these large scale projects continues to be challenging.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $30.4 million, a decrease of 7.3% compared to the $32.8 million sold in the third quarter of 2008. Although down year-over-year, there was a sequential rebound in joint venture sales into the consumer electronics, hard disk drive and cell phone markets in the third quarter of 2009.

Operational Highlights

Rogers’ balance sheet ended the third quarter with a cash and short-term investment balance of $43.3 million and an auction rate securities balance of $38.6 million. During the third quarter, the Company had approximately $3.1 million of auction rate securities redeemed at par. Capital expenditures were approximately $2.7 million for the third quarter of 2009 and are expected to be in the $14 million range for the year.

Rogers’ gross margin for the third quarter of 2009 was 30.4% versus 31.7% in the third quarter of 2008. The third quarter 2009 gross margin benefited from enhanced operational efficiencies and significant cost reduction efforts that were implemented earlier this year. Inventories at the end of the third quarter totaled $34.7 million versus $46.0 million at the end of the third quarter of 2008 and $41.6 million at the end of 2008. The Company’s third quarter effective tax rate was 6.7%. The Company believes its tax rate will be in the range of 6% to 9% for the fourth quarter of 2009.

Robert D. Wachob, Rogers’ President and CEO commented; “All year we have been working to position ourselves to take advantage of the eventual economic recovery. It has begun and our results reflect that preparation. While we did reduce costs earlier this year we also expended considerable effort in improving our productivity and that contributed significantly to our performance in the third quarter. We are poised to continue to take advantage of the developing economic recovery around the world. With China celebrating National Day Golden Week at the beginning of October, I believe $3 to $4 million of September sales would have normally occurred during the October holiday week. With that in mind I expect fourth quarter sales of $73 to $77 million and earnings of $0.30 to $0.36 per diluted share, which include an estimated $0.8 million or $0.05 per share of one-time integration costs associated with the silicone business assets the Company acquired during the second quarter.”

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, Illinois and Virginia), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the US with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release other than historical facts, including without limitation statements regarding the Company’s business strategy, future results of operations and financial position, and plans and objectives of management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and other risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2008 with the Securities and Exchange Commission (SEC) and other Company filings with the SEC. All information in this press release is as of November 2, 2009 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and November 3, 2009 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: www.rogerscorp.com

A conference call to discuss first quarter results will be held on Tuesday, November 3, 2009 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President, Finance and CFO
Debra J. Granger, Vice President, Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, November 10, 2009. The passcode for the audio replay is 37754429.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2009	September 28, 2008	September 30, 2009	September 28, 2008
Net sales	$ 81,019	$ 96,317	$ 213,862	$ 286,788
Cost of sales	56,422	65,771	158,293	194,394
Gross margin	24,597	30,546	55,569	92,394

Selling and administrative expenses	16,390	19,987	51,941	55,906
Research and development expenses	3,812	5,719	13,526	16,920
Restructuring and impairment charges	189	-	18,111	-
Operating income (expense) net	4,206	4,840	(28,009)	19,568

Equity income in unconsolidated joint ventures	2,287	2,536	3,494	5,145
Other income (loss) less other charges	212	570	(110)	2,256
Net impairment gain (loss)	-	-	(453)	-
Interest income, net	81	583	368	2,013
Acquisition gain	-	-	2,908	-
Income (loss) from continuing operations before income taxes	6,786	8,529	(21,802)	28,982

Income tax expense	455	1,422	48,118	7,572
Income (loss) from continuing operations	6,331	7,107	(69,920)	21,410
Income from discontinued operations	-	838	-	1,251
Net income (loss)	$ 6,331	$ 7,945	$ (69,920)	$ 22,661

Basic net income (loss) per share:
Income (loss) from continuing operations	$ 0.40	$ 0.46	$ (4.46)	$ 1.36
Income from discontinued operations, net	-	0.05	-	0.08
Net income (loss)	$ 0.40	$ 0.51	$ (4.46)	$ 1.44

Diluted net income (loss) per share:
Income (loss) from continuing operations	$ 0.40	$ 0.46	$ (4.46)	$ 1.35
Income from discontinued operations, net	-	0.05	-	0.08
Net income (loss)	$ 0.40	$ 0.51	$ (4.46)	$ 1.43

Shares used in computing:
Basic	15,712,724	15,580,678	15,674,898	15,748,032
Diluted	15,736,318	15,706,531	15,674,898	15,816,923

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$ 42,306	$ 70,170
Short–term investments	1,001	455
Accounts receivable, net	52,428	44,492
Accounts receivable from joint ventures	2,726	3,185
Accounts receivable, other	1,558	2,765
Inventories	34,734	41,617
Prepaid income taxes	1,967	1,579
Deferred income taxes	-	9,803
Asbestos-related insurance receivables	4,632	4,632
Assets held for sale	6,400	-
Other current assets	6,243	5,595
Total current assets	153,995	184,293

Property, plant and equipment, net	129,153	145,222
Investments in unconsolidated joint ventures	32,084	31,051
Investments, Other	5,000	-
Deferred income taxes	-	37,939
Goodwill and other intangibles	10,353	9,634
Asbestos-related insurance receivables	19,416	19,416
Long-term marketable securities	38,648	42,945
Other long-term assets	5,044	4,933
Total assets	$ 393,693	$ 475,433

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$ 11,628	$ 11,619
Accrued employee benefits and compensation	18,791	23,378
Accrued income taxes payable	1,447	1,318
Asbestos-related liabilities	4,632	4,632
Other current liabilities	9,721	18,889
Total current liabilities	46,219	59,836

Noncurrent pension liability	35,683	43,683
Noncurrent retiree health care and life insurance benefits	7,793	7,793
Asbestos-related liabilities	19,644	19,644
Non Current Deferred Tax Liability	265	-
Other long-term liabilities	8,438	8,333
Shareholders’ equity	275,651	336,144
Total liabilities and shareholders’ equity	$ 393,693	$ 475,433

Reconciliation of GAAP to Non-GAAP Earnings Per Share for the Third Quarter and YTD 2009

Q3 2009 QTD GAAP earnings per share	$0.40
Less:
MTI Global integration costs	(0.04)
Non-GAAP earnings per diluted share	$0.44

Q3 2009 YTD GAAP loss per share	$(4.46)
Less:
Valuation allowance on US deferred tax asset	(3.39)
Impairment of certain long-lived assets	(0.86)
Severance charges	(0.24)
Product liability claim	(0.12)
Other charges	(0.08)
TI Global integration costs	(0.06)
Gain on acquisition of MTI Global assets	0.19
Tax benefit on foreign impairment charges	0.21
Non-GAAP earnings per diluted share	$(0.11)

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com